www. idexx.com

Contact: Merilee Raines, Chief Financial Officer, (207) 556-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces

Fourth Quarter and Full Year Results

WESTBROOK, Maine, January 30, 2009 — IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenues for the fourth quarter of 2008 were $243.3 million compared to $245.0 million for the fourth quarter of 2007. Organic revenue growth, which is reported growth adjusted to eliminate the effect of changes in foreign currency exchange rates and revenues from businesses acquired, divested or discontinued since October 1, 2007, was 6.5% for the quarter.

Earnings per diluted share (“EPS”) for the quarter ended December 31, 2008 were $0.39, compared to $0.40, for the same period in the prior year. Earnings per share were $0.44 after adjusting to eliminate discrete items related to the disposition of certain pharmaceutical product lines and pharmaceutical assets, discussed further below, which represents an increase of 10% from the same period of the prior year. Please refer to the non-GAAP financial measures table below.

“Despite the considerable challenges facing the economy and the consumer, we were pleased to achieve our organic revenue growth in the quarter,” said Jonathan Ayers, Chairman and CEO. “While we experienced slowing demand in several areas of our business, demand held up well in certain other areas. For example, in our Companion Animal Group segment, sales of both Catalyst Dx, our next generation chemistry system, and our digital radiography product lines remained strong. Also, we had 7% organic growth in our Water business, a highly profitable business where demand is not generally affected by economic conditions. While the economy had a more pronounced effect overall on our company’s growth in the fourth quarter than in prior quarters in 2008, we also achieved our earnings goals, in part through a disciplined control of operating expenses.”

“We expect that the demand levels we experienced in the fourth quarter will continue into 2009, with the impact of muted demand for certain products continuing to be offset by revenue growth generated from recent innovations, such as Catalyst Dx, SNAPshot Dx, and a variety of other product launches, and the bottom line reflecting a continued focus on operating expense control. We also look for strong free cash flow from the business, which will benefit our already strong balance sheet and support our ongoing stock repurchase program.”

IDEXX Announces Fourth Quarter Results
January 30, 2009

“Our Companion Animal Group, which comprises about 80% of our revenues, is dependent on the demand for pet health care, which is driven both by pet owners and by veterinarians. Over the long term we are confident that the bond between pets and their owners will remain strong, as will the desire of veterinarians to improve the standard of care they provide and to run efficient, profitable practices. We remain on track with our strategy to provide innovative diagnostic and information technology solutions that benefit both veterinarians and pet owners.”

Revenue Performance

Companion Animal Group. Companion Animal Group (“CAG”) revenues for the fourth quarter of 2008 were $196.5 million compared to $197.2 million for the fourth quarter of 2007. Organic growth for the segment, as defined above, was 7% for the quarter. Our results reflect increased sales volume in our instruments and consumables, digital radiography and reference laboratory lines of business and, to a lesser extent, higher average unit sales prices on reference laboratory tests, IDEXX VetLab® consumables and rapid assay tests. Increased sales volume of instruments was due, in part, to sales of recently launched products including Catalyst Dx™ chemistry analyzers and SNAPshot Dx™ analyzers, both of which we began shipping to customers in the first quarter of 2008. These increases were more than offset by the unfavorable impact of changes in foreign currency exchange rates, which reduced reported revenues by 5%, and lower revenues from the pharmaceutical business.

Our fourth quarter results were affected by two factors relating to our pharmaceutical business. First, revenues were negatively impacted by the discontinuation of a pharmaceutical product in the second quarter and the divestiture of certain pharmaceutical product lines through a series of transactions in the fourth quarter. Second, the fourth quarter transactions resulted in a net loss of $3.6 million, or $0.06 per share, consisting of a pre-tax loss and restructuring related charges of $1.5 million and a tax provision of $2.1 million, primarily related to the disposition of non-deductible goodwill allocated to the pharmaceutical product lines sold. We have retained certain intellectual property and licenses for developed products as well as certain less significant product lines, which have been reassigned to other business units. Notwithstanding the book loss associated with these transactions, we generated $9.7 million of positive cash flow from the transactions. Please refer to the table below titled “Cash Flow Impact of Pharmaceutical Transactions and Restructuring."

Water. Water segment revenues for the fourth quarter of 2008 were $17.2 million compared to $17.3 million for the fourth quarter of 2007. Water organic growth, as defined above, for the fourth quarter was 7%. The decrease in Water revenues was due to the unfavorable impact of changes in foreign currency exchange rates, which reduced reported revenue by 8%, and unfavorable average unit sales prices, partly offset by higher sales volume. Unfavorable average unit sales price was due primarily to the impact of higher relative sales volume in countries where products sell at lower average prices. Increased sales volume was due, in part, to higher sales volume of our Colilert® products, used to detect total coliforms and E. coli in water.

IDEXX Announces Fourth Quarter Results
January 30, 2009

Production Animal Segment. Production Animal Segment (“PAS”) revenues for the fourth quarter of 2008 were $20.3 million compared to $22.2 million for the fourth quarter of 2007. The decrease in PAS revenues was due to the unfavorable impact of changes in foreign currency exchange rates, which reduced reported revenues by 7%, and lower average unit sales prices resulting from increased price competition. These unfavorable impacts were partly offset by higher livestock diagnostics sales volume.

Full-Year Results

Revenues for the year ended December 31, 2008 increased 11% to $1.024 billion from $922.6 million for the year ended December 31, 2007. Organic revenue growth, as defined above, for the year ended December 31, 2008, was 9%. Acquisitions, net of divestitures and discontinued products, and exchange each contributed 1% to revenue growth.

Earnings per diluted share for the year ended December 31, 2008 increased 28% to $1.87 from $1.46 for the year ended December 31, 2007. Non-GAAP adjusted diluted EPS for the year ended December 31, 2008 grew 20% to $1.90 from $1.58 for the year ended December 31, 2007. Please refer to the non-GAAP financial measures table below.

Additional Operating Results for the Fourth Quarter

Gross profit for the fourth quarter of 2008 decreased $1.7 million, or 1%, to $120.5 million from $122.2 million for the fourth quarter of 2007. As a percentage of total revenue, gross profit was constant at 50%. Year-over-year, the gross profit percentage was unfavorably impacted by greater relative sales of lower margin products and services, including IDEXX VetLab® instruments and laboratory and consulting services, and higher manufacturing costs of our instruments, including our Catalyst Dx™ chemistry analyzer. Decreases in the gross profit percentage were offset by the favorable net impact of foreign currency exchange rates, as gains on foreign exchange hedge contracts more than offset the unfavorable impact on revenue of changes in foreign currency exchange rates, and higher average sales prices in certain businesses.

Research and development (“R&D”) expense for the fourth quarter of 2008 was $17.1 million, compared to $16.8 million for the fourth quarter of 2007, representing 7% of revenue in both periods.

Selling, general and administrative (“SG&A”) expense for the fourth quarter of 2008 was $66.1 million, compared to $68.7 million for the fourth quarter of 2007, representing 27% of revenue in 2008 and 28% of revenue in 2007. The decrease in SG&A expense resulted primarily from the favorable impact of exchange rates on foreign currency denominated expenses, a decrease in sales and distributor commissions and decreased spending related to employee related incentives and benefits. These favorable items were partly offset by increased headcount and worldwide expansion of sales, marketing and customer support resources and higher spending related to general support functions.

IDEXX Announces Fourth Quarter Results
January 30, 2009

Additionally, operating expenses for the fourth quarter of 2008 were negatively impacted by $1.5 million related to the disposition of certain pharmaceutical product lines and the related restructuring of the remaining pharmaceutical business, as discussed above.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenues and other operating results for the three and twelve months ended December 31, 2008, as well as a reconciliation of non-GAAP diluted EPS to earnings per share.

Outlook for 2009

The Company provides the following updated guidance for the full year of 2009. This guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at its current level for the balance of 2009. Fluctuations in foreign currency exchange rates from current levels could have a significant positive or negative impact on our actual results of operations in 2009.

•
Revenues are expected to be $1.02 to $1.04 billion, which represents reported growth of 0% to 2% compared to 2008 revenues. The implied organic growth is 7% to 9% as compared to 9% for 2008. This guidance is down from the previous guidance of $1.05 to $1.07 billion provided in October, 2008, due primarily to our observation of worsening economic conditions in the fourth quarter.

•
Diluted EPS are expected to be between $1.84 to $1.90 as compared to the previous guidance of $1.82 to $1.92 given in October, 2008, which reflects lower anticipated revenues accompanied by tight operating expense control.

•	Free cash flow is expected to be approximately 100% of net income.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its fourth quarter results. To participate in the conference call, dial 800-288-8975 or 612-234-9959 and reference confirmation code 983183. An audio replay will be available through February 6, 2009 by dialing 320-365-3844 and referencing replay code 983183.

The call will also be available via live or archived Webcast on the IDEXX Laboratories' web site at www.idexx.com.

IDEXX Announces Fourth Quarter Results
January 30, 2009

About IDEXX Laboratories

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and to build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for the production animal industry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 4,500 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Company’s business prospects and estimates of the Company’s financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Factors that could cause or contribute to such differences include the following: the Company’s ability to develop, manufacture, introduce and market new products and enhancements to existing products; the impact of a weak economy on demand for the Company’s products and services; the impact of disruptions in financial and currency markets; the effectiveness of the Company’s sales and marketing activities; disruptions, shortages or pricing changes that affect the Company’s purchases of products and materials from third parties, including from sole source suppliers; the Company’s ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; the impact of competition, technological change, and veterinary hospital consolidation on the markets for the Company’s products; the Company’s ability to manufacture complex biologic products;  the effect of government regulation on the Company’s business, including government decisions about whether and when to approve the Company’s products and decisions regarding labeling, manufacturing and marketing products; the impact of distributor purchasing decisions on sales of the Company’s products that are sold through distribution; changes or trends in veterinary medicine that affect the rate of use of the Company’s products and services by veterinarians; the Company’s ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the effects of operations outside the U.S., including  from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; and the loss of key employees. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and quarterly report on Form 10-Q for the quarter ended September 30, 2008, in the section captioned "Risk Factors.”

IDEXX Announces Fourth Quarter Results
January 30, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2008	2007	2008	2007
Revenue:	Revenue	$243,293	$244,969	$1,024,030	$922,555
Expenses and
Income:	Cost of revenue	122,772	122,725	494,264	459,033
	Gross profit	120,521	122,244	529,766	463,522
	Sales and marketing	39,951	41,796	169,693	151,882
	General and administrative	26,179	26,937	115,586	108,119
	Research and development	17,063	16,769	70,552	67,338
	Loss on disposition of pharmaceutical product lines and related restructuring	1,479	-	1,479	-
	Income from operations	35,849	36,742	172,456	136,183
	Interest income (expense), net	(581)	(19)	(2,269)	(1,340)
	Income before provision for income taxes	35,268	36,723	170,187	134,843
	Provision for income taxes	11,713	11,195	54,018	40,829
Net Income:	Net income	$23,555	$25,528	$116,169	$94,014
	Earnings per share: Basic	$0.40	$0.42	$1.94	$1.53
	Earnings per share: Diluted	$0.39	$0.40	$1.87	$1.46
	Shares outstanding: Basic	59,453	61,186	59,953	61,560
	Shares outstanding: Diluted	61,083	64,156	62,249	64,455

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Information (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2008	2007	2008	2007
Key Operating	Gross profit	49.5%	49.9%	51.7%	50.2%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	27.2%	28.1%	27.9%	28.2%
revenue):	Research and development expense	7.0%	6.8%	6.9%	7.3%
	Loss on disposition of pharmaceutical product
	lines and related restructuring	0.6%	-	0.1%	-
	Income from operations(1)	14.7%	15.0%	16.8%	14.8%

International	International revenue (in thousands)	$97,071	$106,251	$413,973	$370,422
Revenue:	International revenue as percentage of
	total revenue	39.9%	43.4%	40.4%	40.2%

(1) The sum of individual items may not equal the total due to rounding.

IDEXX Announces Fourth Quarter Results
January 30, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Non-GAAP Financial Measures
Amounts in thousands except per share data (Unaudited)

	Three Months Ended
			Income from				Earnings per Share
	Gross Profit		Operations		Net Income		Diluted
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007	2008	2007	2008	2007

GAAP measurement	$120,521	$122,244	$35,849	$36,742	$23,555	$25,528	$0.39	$0.40
% of revenue	49.5%	49.9%	14.7%	15.0%	9.7%	10.4%
Acquisition-related purchase accounting, and acquisition integration costs (1)	-	-	-	101	-	65	-	-
Disposition of pharmaceutical product lines and related restructuring (2)	-	-	1,479	-	3,598	-	0.06	-
Non-GAAP comparative measurements (3)	$120,521	$122,244	$37,328	$36,843	$27,153	$25,593	$0.44	$0.40
% of revenue	49.5%	49.9%	15.3%	15.0%	11.2%	10.4%

Management believes adjusted diluted EPS is a useful non-GAAP financial measure to evaluate the results of ongoing operations, excluding significant specified events, period over period, and therefore believes that investors may find this information useful in addition to the GAAP results.

We use these supplemental non-GAAP financial measures to evaluate the Company's comparative financial performance. The specified items that are excluded in these non-GAAP measures are actual charges that impact net income and cash flows, however, we believe that it is useful to evaluate our core business performance period over period excluding these specified items, in addition to relying upon GAAP financial measures.

(1) We believe that the change from period to period due to specific acquisition-related purchase accounting and integration costs is not representative of ongoing operations and is not indicative of future performance. Specific acquisition-related discrete costs do not include amortization expense related to acquired intangible assets. We applied the statutory income tax rates of the applicable tax jurisdictions to calculate the after-tax impact of these discrete items.

(2) We believe that the impact of the disposition of certain pharmaceutical product lines and the related restructuring of the remaining pharmaceutical business in the fourth quarter is not indicative of future performance because significant transactions and related costs of a similar nature are not likely to recur within a reasonable period. In the fourth quarter of 2008 we completed a transaction to sell our ACAREXX and SURPASS pharmaceutical products and a product currently under development, which were a part of our CAG segment, and subsequently restructured the remaining pharmaceutical business.

(3) The sum of the individual items may not equal the non-GAAP measurement due to rounding of the individual items in this presentation.

IDEXX Announces Fourth Quarter Results
January 30, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Non-GAAP Financial Measures
Amounts in thousands except per share data (Unaudited)

	Twelve Months Ended
			Income from				Earnings per Share
	Gross Profit		Operations		Net Income		Diluted
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007	2008	2007	2008	2007

GAAP measurement	$529,766	$463,522	$172,456	$136,183	$116,169	$94,014	$1.87	$1.46
% of revenue	51.7%	50.2%	16.8%	14.8%	11.3%	10.2%
Write-downs of certain pharmaceutical assets(1)	-	10,138	-	10,138	-	6,392	-	0.10
Acquisition-related purchase accounting and acquisition integration costs (2)	-	1,979	-	2,482	-	1,588	-	0.02
Disposition of pharmaceutical product lines and restructuring(3)	-	-	1,479	-	3,598	-	0.06
Discrete income tax benefits(4)	-	-	-	-	(1,472)	-	(0.02)	-
Non-GAAP comparative measurements(5)	$529,766	$475,639	$173,935	$148,803	$118,295	$101,994	$1.90	$1.58
% of revenue	51.7%	51.6%	17.0%	16.1%	11.6%	11.1%

Management believes adjusted diluted EPS is a useful non-GAAP financial measure to evaluate the results of ongoing operations, excluding significant specified events, period over period, and therefore believes that investors may find this information useful in addition to the GAAP results.

We use these supplemental non-GAAP financial measures to evaluate the Company's comparative financial performance. The specified items that are excluded in these non-GAAP measures are actual charges that impact net income and cash flows, however, we believe that it is useful to evaluate our core business performance period over period excluding these specified items, in addition to relying upon GAAP financial measures.

(1) We believe that the write-down of certain pharmaceutical assets is not indicative of future performance because significant costs of a similar nature are not likely to recur within a reasonable period. We believe that we do not have other large inventory investments where the relationship of inventory to current sales volumes creates significant exposure to valuation risk. During the second quarter of 2007, we recognized a $9.1 million write-down of raw materials inventory and a $1.0 million write-off of a prepaid royalty license associated with Navigator® paste, a nitazoxanide product for the treatment of equine protozoal myeloencephalitis. We wrote down these assets in the second quarter of 2007 because the third-party contract manufacturer of finished goods gave notification that it would discontinue manufacturing the product in 2009. Additionally, product sales have been significantly lower than projected. Due in part to an estimated production volume which is low, we believe that we will not be able to enter into a replacement manufacturing arrangement on economically feasible terms and that we will not be able to obtain the product after termination of the existing manufacturing arrangement. We applied the statutory income tax rate of the applicable tax jurisdiction to calculate the after-tax impact of this discrete item.

(2) We believe that the change from period to period due to specific acquisition-related purchase accounting and integration costs is not representative of ongoing operations and is not indicative of future performance. Specific acquisition-related discrete costs do not include amortization expense related to acquired intangible assets. We applied the statutory income tax rates of the applicable tax jurisdictions to calculate the after-tax impact of these discrete items.

(3) We believe that the impact of the disposition of certain pharmaceutical product lines and the related restructuring of the remaining pharmaceutical business in the fourth quarter of 2008 is not indicative of future performance because significant transactions and related costs of a similar nature are not likely to recur within a reasonable period. In the fourth quarter of 2008 we completed a transaction to sell our ACAREXX and SURPASS pharmaceutical products and a product currently under development, which were a part of our CAG segment, and subsequently restructured the remaining pharmaceutical business.

(4) We believe that certain significant discrete income tax items create impacts on financial measures that are not indicative of future performance because the items are not likely to recur within a reasonable period. For 2008, the separately identified discrete income tax benefit was due to a reduction in international deferred tax liabilities due to lower anticipated international tax rates.

(5) The sum of the individual items may not equal the non-GAAP measurement due to rounding of the individual items in this presentation.

IDEXX Announces Fourth Quarter Results
January 30, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2008	2007	2008	2007
Revenue:	CAG (1)	$196,523	$197,240	$834,056	$750,449
	Water	17,182	17,294	74,469	66,235
	PAS	20,310	22,214	80,762	75,085
	Other (1)	9,278	8,221	34,743	30,786
	Total	$243,293	$244,969	$1,024,030	$922,555

Gross Profit:	CAG (1)	$90,359	$93,720	$412,199	$362,162
	Water	11,479	10,696	47,052	41,656
	PAS	14,307	14,051	55,005	46,728
	Other (1)	4,289	3,643	15,131	12,455
	Unallocated	87	134	379	521
	Total	$120,521	$122,244	$529,766	$463,522

Income from
Operations:	CAG (1)	$24,210	$25,878	$129,620	$100,285
	Water	7,893	6,837	31,330	26,847
	PAS	6,936	5,170	21,760	15,456
	Other (1)	919	604	1,555	1,003
	Unallocated	(4,109)	(1,747)	(11,809)	(7,408)
	Total	$35,849	$36,742	$172,456	$136,183

Gross Profit
(as a percentage
of revenue):	CAG	46.0%	47.5%	49.4%	48.3%
	Water	66.8%	61.8%	63.2%	62.9%
	PAS	70.4%	63.3%	68.1%	62.2%
	Other	46.2%	44.3%	43.6%	40.5%

Income from
Operations
(as a percentage
of revenue):	CAG	12.3%	13.1%	15.5%	13.4%
	Water	45.9%	39.5%	42.1%	40.5%
	PAS	34.2%	23.3%	26.9%	20.6%
	Other	9.9%	7.3%	4.5%	3.3%

(1) In connection with restructuring the remaining pharmaceutical business, certain product lines were realigned to other business units and therefore the related product revenue has been reclassified from the CAG segment to Other.  Segment information presented for the year ended December 31, 2007 has been restated to conform to our presentation of reportable segments for the year ended December 31, 2008.

IDEXX Announces Fourth Quarter Results
January 30, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Revenues by Product and Service Categories
Amounts in thousands (Unaudited)
Three Months Ended
Net Revenue	Dec. 31, 2008	Dec. 31, 2007	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect (3)

CAG (4)	$196,523	$197,240	$(717)	(0.4%)	(5.0%)	(2.5%)	7.1%
Water	17,182	17,294	(112)	(0.6%)	(7.8%)	-	7.2%
PAS	20,310	22,214	(1,904)	(8.6%)	(6.9%)	-	(1.7%)
Other (4)	9,278	8,221	1,057	12.9%	(0.5%)	-	13.4%
Total	$243,293	$244,969	$(1,676)	(0.7%)	(5.2%)	(2.0%)	6.5%

Three Months Ended
Net CAG Revenue	Dec. 31, 2008	Dec. 31, 2007	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect(3)

Instruments and consumables	$81,559	$79,382	$2,177	2.7%	(5.6%)	-	8.3%
Rapid assay products (4)	30,240	31,140	(900)	(2.9%)	(1.4%)	-	(1.5%)
Laboratory and consulting services	65,260	63,843	1,417	2.2%	(6.9%)	0.8%	8.3%
Practice information systems and digital radiography	18,918	16,966	1,952	11.5%	(3.4%)	-	14.9%
Pharmaceutical products (4)	546	5,909	(5,363)	(90.8%)	-	(92.1%)	1.3%
Net CAG revenue	$196,523	$197,240	$(717)	(0.4%)	(5.0%)	(2.5%)	7.1%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the three months ended December 31, 2007 to the three months ended December 31, 2008.

(2) Represents the percentage change in revenue attributed to incremental revenues during the three months ended December 31, 2008 compared to the three months ended December 31, 2007 from businesses acquired, divested or discontinued since October 1, 2007.

(3) Organic Growth

(4) In connection with restructuring the remaining pharmaceutical business, certain product lines were realigned to other business units and therefore the related product revenue has been reclassified from the CAG segment to Other and from the Pharmaceutical product category to the Rapid Assay product category.

IDEXX Announces Fourth Quarter Results
January 30, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Revenues by Product and Service Categories
Amounts in thousands (Unaudited)
Twelve Months Ended
Net Revenue	Dec. 31, 2008	Dec. 31, 2007	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect(3)

CAG (4)	$834,056	$750,449	$83,607	11.1%	1.0%	0.8%	9.3%
Water	74,469	66,235	8,234	12.4%	0.3%	-	12.1%
PAS	80,762	75,085	5,677	7.6%	4.8%	2.7%	0.1%
Other (4)	34,743	30,786	3,957	12.9%	2.8%	2.9%	7.2%
Total	$1,024,030	$922,555	$101,475	11.0%	1.3%	0.9%	8.8%

Twelve Months Ended
Net CAG Revenue	Dec. 31, 2008	Dec. 31, 2007	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions/ Divestitures (2)	Percentage Change Net of Acquisitions/ Divestitures and Currency Effect(3)

Instruments and consumables	$318,533	$289,271	$29,262	10.1%	1.0%	-	9.1%
Rapid assay products (4)	146,867	133,508	13,359	10.0%	0.9%	-	9.1%
Laboratory and consulting services	288,244	255,193	33,051	13.0%	1.5%	2.5%	9.0%
Practice information systems and digital radiography	61,291	53,385	7,906	14.8%	(0.2%)	-	15.0%
Pharmaceutical products (4)	19,121	19,092	29	0.2%	-	(2.5%)	2.7%
Net CAG revenue	$834,056	$750,449	$83,607	11.1%	1.0%	0.8%	9.3%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the twelve months ended December 31, 2007 to the twelve months ended December 31, 2008.

(2) Represents the percentage change in revenue attributed to incremental revenues during the twelve months ended December 31, 2008 compared to the twelve months ended December 31, 2007 from businesses acquired, divested or discontinued subsequent to January 1, 2007.

(3) Organic Growth

(4) In connection with restructuring the remaining pharmaceutical business, certain product lines were realigned to other business units and therefore the related product revenue has been reclassified from the CAG segment to Other and from the Pharmaceutical product category to the Rapid Assay product category.

IDEXX Announces Fourth Quarter Results
January 30, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		December 31,	December 31,
		2008	2007
Assets:	Current Assets:
	Cash and cash equivalents	$78,868	$60,360
	Accounts receivable, net	111,498	108,384
	Inventories	115,926	98,804
	Other current assets	49,598	38,115
	Total current assets	355,890	305,663
	Property and equipment, at cost	320,198	255,176
	Less: accumulated depreciation	130,552	113,324
	Property and equipment, net	189,646	141,852
	Other long-term assets, net	219,901	254,664
	Total assets	$765,437	$702,179
Liabilities and
Stockholders’
Equity:	Current Liabilities:
	Accounts payable	$28,006	$32,510
	Accrued expenses	104,616	107,248
	Debt	151,385	72,956
	Deferred revenue	11,285	10,678
	Total current liabilities	295,292	223,392
	Long-term debt, net of current portion	5,094	5,727
	Other long-term liabilities	26,857	34,737
	Total long-term liabilities	31,951	40,464

	Stockholders’ Equity:
	Common stock	9,539	9,450
	Additional paid-in capital	548,661	514,773
	Deferred stock units	2,678	2,201
	Retained earnings	702,031	585,862
	Treasury stock, at cost	(830,390)	(696,668)
	Accumulated other comprehensive income	5,675	22,705
	Total stockholders’ equity	438,194	438,323
	Total liabilities and stockholders’ equity	$765,437	$702,179

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Information (Unaudited)

		December 31,	December 31,
		2008	2007
Key
Balance Sheet	Days sales outstanding	41.9	39.4
Information:	Inventory turns	2.0	2.3

IDEXX Announces Fourth Quarter Results
January 30, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Twelve Months Ended
		December 31,	December 31,
		2008	2007
Operating:	Cash Flows from Operating Activities:
	Net income	$116,169	$94,014
	Non-cash charges	60,380	41,906
	Changes in current assets and liabilities, net of
	acquisitions and disposals	(33,206)	(796)
	Net cash provided by operating activities	$143,343	$135,124
Investing:	Cash Flows from Investing Activities:
	Decrease in investments, net	-	35,000
	Purchase of property and equipment	(89,237)	(65,138)
	Acquisition of businesses and intangible assets	(8,649)	(89,884)
	Proceeds from sale of assets	7,025	-
	Acquisition of equipment leased to customers	(734)	(1,106)
	Net cash used by investing activities	$(91,595)	$(121,128)
Financing:	Cash Flows from Financing Activities:
	Borrowings under notes payable, net	78,955	69,992
	Purchase of treasury stock	(132,342)	(118,387)
	Proceeds from the exercise of stock options	16,360	20,941
	Tax benefit from exercise of stock options	6,237	9,267
	Net cash used by financing activities	$(30,790)	$(18,187)
	Net effect of exchange rate changes	(2,450)	2,885
	Net decrease in cash and cash equivalents	18,508	(1,306)
	Cash and cash equivalents, beginning of period	60,360	61,666
	Cash and cash equivalents, end of period	$78,868	$60,360

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)
		Twelve Months Ended
		December 31,	December 31,
		2008	2007
Free Cash
Flow:	Net cash provided by operating activities	$143,343	$135,124
	Financing cash flows attributable to tax benefits from exercise of stock options	6,237	9,267
	Purchase of fixed assets	(89,237)	(65,138)
	Acquisition of equipment leased to customers	(734)	(1,106)
	Free cash flow	$59,609	$78,147

Free cash flow indicates the cash generated from operations and tax benefits attributable to stock option exercises, reduced by investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations.

IDEXX Announces Fourth Quarter Results
January 30, 2009

IDEXX Laboratories, Inc. and Subsidiaries
Cash Flow Impact of Pharmaceutical Transactions and Restructuring
Amounts in thousands (Unaudited)
December 31,
2008
Proceeds	8,402
Restructuring and transaction expenses incurred	(671)
Tax charge related to disposal of nondeductible goodwill	(2,666)
Realization of deferred tax assets	4,228
Tax benefit realized from transaction loss	401
Net cash flow realized from transaction and restructuring	9,694

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Share repurchases during the period	297	318	2,640	2,577
Average price paid per share	$33.41	$60.20	$50.14	$45.94

Shares remaining under repurchase authorization as of December 31, 2008			4,213